UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2015 (December 21, 2015)

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Shaugn Stanley, a former member of the Board of Directors (the “Board”) of Marrone Bio Innovations, Inc. (the “Company”), and a former member of the Audit Committee of the Board, did not stand for re-election to the Board upon the expiration of his term at the Company’s Annual Meeting of Stockholders held on December 17, 2015. While the Company may designate an alternative independent Board member to replace Mr. Stanley on the Audit Committee, the Board is actively seeking an additional independent director to appoint to its Board and the Audit Committee, and therefore determined that the Audit Committee would be comprised of two members only at the present time.

As a result, the Company is not in compliance with Listing Rule 5605(c)(2)(A) of the NASDAQ Stock Market LLC (“NASDAQ”), which requires, among other things, that the Company’s Audit Committee be comprised of at least three members. In accordance with NASDAQ Listing Rules 5605(c)(4), the Company has a cure period until the earlier of its next annual stockholders’ meeting or June 14, 2016, in order to add a third member to the Audit Committee and regain compliance. On December 21, 2015, the Company received a customary letter from NASDAQ referencing the non-compliance with the audit committee composition requirements and advising of the applicable cure period. The Company fully expects to comply with NASDAQ’s audit committee composition requirements in the near term and in any event within the specified cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: December 28, 2015	By:	/s/ Linda V. Moore
Linda V. Moore
Vice President, General Counsel and Secretary